                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              QuadraMed Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74730W 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                              (Page 1 of 9 Pages)

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 2 of 9 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      James D. Durham
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                     409,766
              OF
            SHARES                            Includes 355,600 shares issuable
         BENEFICIALLY                         upon exercise of a warrant held by
           OWNED BY                           Mr. Durham, and 54,166 shares
           REPORTING                          issuable upon exercise of options
            PERSON                            within 60 days of December 31,
             WITH                             1997.
                                ------------------------------------------------
                                      6       SHARED VOTING POWER
                                                                        224,869

                                              Includes 90,295 shares directly
                                              owned by Trigon Resources
                                              Corporation ("Trigon"), of which
                                              Mr. Durham is a stockholder, and
                                              134,574 shares issuable upon
                                              exercise of a warrant held by
                                              Trigon.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                        409,766

                                              Includes 355,600 shares issuable
                                              upon exercise of a warrant held by
                                              Mr. Durham, and 54,166 shares
                                              issuable upon exercise of options
                                              within 60 days of December 31,
                                              1997.
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                                        224,869

                                              Includes 90,295 shares directly
                                              owned by Trigon, of which
                                              Mr. Durham is a stockholder, and
                                              134,574 shares issuable upon
                                              exercise of a warrant held by
                                              Trigon.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                         634,635
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 3 of 9 Pages
---------------------------------           ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Trigon Resources Corporation, a Nevada corporation
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      a Nevada corporation
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF
            SHARES              ------------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                                                    224,869
           REPORTING
            PERSON                            Includes 90,295 shares directly
             WITH                             owned by Trigon Resources
                                              Corporation ("Trigon"), of which
                                              Mr. Durham is a stockholder, and
                                              134,574 shares issuable upon
                                              exercise of a warrant held by
                                              Trigon.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                           -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                                       224,869

                                              Includes 90,295 shares directly
                                              owned by Trigon, of which
                                              Mr. Durham is a stockholder, and
                                              134,574 shares issuable upon
                                              exercise of a warrant held by
                                              Trigon.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       224,869
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          1.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 4 of 9 Pages
---------------------------------           ------------------------------------





ITEM 1(A)        NAME OF ISSUER:

                 QuadraMed Corporation


ITEM 1(B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 80 East Sir Francis Drake Boulevard
                 Suite 2A
                 Larkspur, CA 94939



ITEM 2(A)-(C)    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                 This Statement is being filed by James D. Durham, whose principal business address is 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, CA 94939. Mr. Durham is a citizen of the United States.

                 With respect to Trigon Resources Corporation, a Nevada corporation ("Trigon"), this statement relates only to Mr. Durham's indirect, beneficial ownership of shares of Common Stock of QuadraMed Corporation owned by Trigon, of which Mr. Durham is a stockholder. The principal business address of Trigon is 955 South Virginia, No. 116, Reno, NV 89502.


ITEM 2(D)        TITLE OF CLASS OF SECURITIES:

                 Common Stock


ITEM 2(E)        CUSIP NUMBER:

                 74730W 10 1

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CUSIP NO. 74730W 10 1                13G      Page 5 of 9 Pages
---------------------------------           ------------------------------------


ITEM 3.          Not Applicable


ITEM 4.          OWNERSHIP.

A.               James D. Durham

                 (a)      Amount Beneficially Owned:   634,635(1)
                 (b)      Percent of Class:  5.1%
                 (c)      Number of shares as to which such person has:
                          (i)     sole power to vote or to direct the vote:
                                  409,766 (includes 355,600 shares issuable upon exercise of a warrant held by Mr. Durham, and 54,166 shares issuable upon exercise of options within 60 days of December 31, 1997)
                          (ii)    shared power to vote or to direct the vote:
                                  224,869(1) (includes 90,295 shares directly owned by Trigon, of which Mr. Durham is a stockholder, and 134,574 shares issuable upon exercise of a warrant held by Trigon)
                          (iii) sole power to dispose or to direct the disposition of: 409,766 (includes 355,600 shares issuable upon exercise of a warrant held by Mr. Durham, and 54,166 shares issuable upon exercise of options within 60 days of December 31, 1997)
                          (iv) shared power to dispose or to direct the disposition of: 224,869(1) (includes 90,295 shares directly owned by Trigon, of which Mr. Durham is a stockholder, and 134,574 shares issuable upon exercise of a warrant held by Trigon)

B.               Trigon Resources Corporation

                 (a)      Amount Beneficially Owned:   224,869
                 (b)      Percent of Class:  1.9%
                 (c)      Number of shares as to which such person has:
                          (i)     sole power to vote or to direct the vote:
                                  -0-
                          (ii)    shared power to vote or to direct the vote:
                                  224,869 (includes 90,295 shares directly owned by Trigon, of which Mr. Durham is a stockholder, and 134,574 shares issuable upon exercise of a warrant held by Trigon)
                          (iii) sole power to dispose or to direct the disposition of: -0-
                          (iv) shared power to dispose or to direct the disposition of: 224,869 (includes 90,295 shares directly owned by Trigon, of which Mr. Durham is a stockholder, and 134,574 shares issuable upon exercise of a warrant held by Trigon)


ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable





__________________________________

     (1) The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of these securities.

---------------------------------           ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 6 of 9 Pages
---------------------------------           ------------------------------------


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable


ITEM 10.         CERTIFICATION.

                 Not Applicable

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CUSIP NO. 74730W 10 1                13G      Page 7 of 9 Pages
---------------------------------           ------------------------------------



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1998

                                        JAMES D. DURHAM



                                        /s/ James D. Durham
                                        ------------------------------------



                                        TRIGON RESOURCES CORPORATION



                                        By:              /s/ James D. Durham
                                               -------------------------------
                                        Title:           President
                                               -------------------------------

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CUSIP NO. 74730W 10 1                13G      Page 8 of 9 Pages
---------------------------------           ------------------------------------



                                 EXHIBIT INDEX


                                                                      Found on
                                                                    Sequentially
 Exhibit                                                           Numbered Page
 -------                                                           -------------

 Exhibit A:  Agreement of Joint Filing                                    9

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CUSIP NO. 74730W 10 1                13G      Page 9 of 9 Pages
---------------------------------           ------------------------------------



                                   EXHIBIT A

                           AGREEMENT OF JOINT FILING

                 The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 11, 1998, containing the information required by Schedule 13G, for the 634,635 Shares of the Common Stock of QuadraMed Corporation held by James D. Durham.


Dated:  February 12, 1998

                                        JAMES D. DURHAM



                                        /s/ James D. Durham
                                        --------------------------------------



                                        TRIGON RESOURCES CORPORATION



                                        By:              /s/ James D. Durham
                                                -------------------------------
                                        Title:           President
                                                -------------------------------